UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2015

Iconix Brand Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Broadway, 3rd floor, New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Neil Cole as CEO and Director

On August 5, 2015, Neil Cole resigned from his positions as Chief Executive Officer and President of Iconix Brand Group, Inc. (the “Company”), as Chairman of the Company’s Board of Directors (the “Board”) and Mr. Cole also resigned from the Company’s Board.

Appointment of F. Peter Cuneo as Interim Chief Executive Officer of the Company

On August 6, 2015, the Board appointed F. Peter Cuneo, a current director of the Company, as Interim Chief Executive Officer of the Company. Mr. Cuneo will remain as a member of the Board and was appointed by the Board as Chairman of the Board. As of August 7, 2015, the Company and Mr. Cuneo entered into a binding term sheet with respect to the terms of Mr. Cuneo’s employment by the Company.

As Interim Chief Executive Officer, Mr. Cuneo will receive a monthly salary of $275,000 for the period beginning on August 6, 2015 and ending six months thereafter, referred to as the initial term. In the event that the Company hires a permanent Chief Executive Officer prior to the expiration of the initial term, Mr. Cuneo will continue to receive a monthly salary of $275,000 for the remainder of the initial term. If Mr. Cuneo resigns as Interim Chief Executive Officer prior to the expiration of the initial term, no further salary shall be payable following such resignation. The initial term shall be automatically renewed for an additional six-month period, referred to as the second term. During the second term, Mr. Cuneo’s monthly salary shall be reduced to $137,500 for any months served by Mr. Cuneo in such second term. Mr. Cuneo received an award of 60,000 fully vested restricted shares of the Company’s common stock on August 6, 2015, priced at $19.60 per share, the closing price of the common stock on such date. Mr. Cuneo will receive a grant of an additional 60,000 fully vested restricted shares on the first day of the second term, if applicable, and such shares shall be priced based on the closing price of the Company’s stock on the effective date of the second term, if applicable. Mr. Cuneo will be eligible for a discretionary cash bonus equal to up to 100% of his six-month salary in respect of the second term.

F. Peter Cuneo, 71, has served on the Company’s Board since October 2006. From June 2004 through December 2009 Mr. Cuneo served as the Vice Chairman of the Board of Directors of Marvel Entertainment, Inc. (“Marvel Entertainment”), a publicly traded entertainment company active in motion pictures, television, publishing, licensing and toys, and prior thereto, he served as the President and Chief Executive Officer of Marvel Entertainment from July 1999 to December 2002. Mr. Cuneo has served as the Chairman of Cuneo & Co., L.L.C., a private investment firm, since July 1997 and previously served on the Board of Directors of WaterPik Technologies, Inc., a New York Stock Exchange company engaged in designing, manufacturing and marketing health care products, swimming pool products and water-heating systems, prior to its sale in 2006. Mr. Cuneo received a Bachelor of Science degree in Glass Science (Ceramic Engineering) from Alfred University in 1967 and currently serves as the Chairman of the Alfred University Board of Trustees. Mr. Cuneo received a Masters degree in business administration from Harvard Business School in 1973. Mr. Cuneo was awarded an honorary doctorate degree in 2013 from Alfred University.

In connection with becoming the Company’s Interim Chief Executive Officer, the Board removed Mr. Cuneo from his positions as the Chair of the Audit Committee and as a member of the Compensation Committee. The Board appointed Ms. Sue Gove, a member of the Board, to replace Mr. Cuneo as Chair of the Audit Committee and as a member of the Compensation Committee. Additionally, Mr. Drew Cohen, a current director of the Company, has been named the Lead Independent Director of the Company’s Board.

Separation Agreement with Mr. Cole

On August 5, 2015, referred to as the resignation date, the Company and Mr. Cole entered into a binding term sheet which sets forth the material terms to be included in a Separation Agreement and Release. Mr. Cole resigned as Chairman, President and Chief Executive Officer of the Company and resigned from the Board. Mr. Cole will enter into the release provided for in his employment agreement. Following his resignation, Mr. Cole will serve as special advisor to the Company until September 30, 2015 and shall be paid $125,000 per month for August and September.

In accordance with the terms of the release and Mr. Cole’s employment agreement, the Company will pay Mr. Cole the severance payments and benefits described in his employment agreement as if he had been terminated by the Company without “Cause” or resigned with “Good Reason”. Such payments include $2.75 million, a pro rata portion of Mr. Cole’s bonus for fiscal 2015 based on Mr. Cole’s employment through the resignation date and based on actual performance results for the full fiscal year, 18 months of COBRA benefits continuation, acceleration of 75% of Mr. Cole’s 68,306 unvested 2011 RSUs and potential acceleration of up to 455,373 of Mr. Cole’s unvested PSUs (such PSUs include 113,843 PSUs that are eligible for “catch up”). The vesting of the PSUs shall be determined in accordance with the performance criteria set forth in his employment agreement.

Additionally, on April 1, 2016 the Company will distribute to Mr. Cole 1,181,684 2008 RSUs, the issuance and delivery of which Mr. Cole had previously agreed to defer. In accordance with his employment agreement, Mr. Cole will be subject to a non-compete through August 5, 2016. Mr. Cole has also agreed to vote any shares held by him at the Company’s next annual meeting in favor of management’s proposals. The timing and delivery of payments and shares of stock shall all be subject to Section 9.8 of Mr. Cole’s employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICONIX BRAND GROUP, INC.
(Registrant)

By:	/s/ Jason Schaefer
Jason Schaefer
Executive Vice President & General Counsel

Date: August 11, 2015